Exhibit 1.4

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement is for information purposes only and is not an offer of securities for sale in Hong Kong, the United States or elsewhere and is not, and should not be construed as, an inducement or encouragement to buy or sell any securities of Hutchison Whampoa Limited, Hutchison Telecommunications International Limited or Hutchison Telecommunications Hong Kong Holdings Limited. Securities may not be offered or sold in the United States absent registration or an exemption from registration; any public offering of securities to be made in the United States will only be made by means of a prospectus that may be obtained from the issuer or the selling security holder and that contains detailed information about the issuer and management as well as financial statements.

HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

(Incorporated in Hong Kong with limited liability)	(Incorporated in the Cayman Islands with limited liability)
(Stock Code: 13)	(Stock Code: 2332)

JOINT ANNOUNCEMENT

PROPOSED SPIN-OFF

BY WAY OF A DISTRIBUTION IN SPECIE OF THE SHARES OF,

AND A SEPARATE LISTING ON THE MAIN BOARD OF

THE STOCK EXCHANGE OF HONG KONG LIMITED

BY WAY OF INTRODUCTION OF,

AND

DESPATCH OF LISTING DOCUMENT AND AVAILABILITY OF

INFORMATION STATEMENT RELATING TO,

HUTCHISON TELECOMMUNICATIONS HONG KONG HOLDINGS LIMITED

This announcement is made pursuant to Listing Rule 13.09.

Reference is made to the joint announcements of HWL and HTIL on 4 March 2009 and 14 April 2009 regarding the Proposed Spin-off, the Distribution and the Introduction.

In connection with the Introduction, HTHKH has issued the Listing Document solely for the purpose of giving information with regard to the HTHKH Group. The Listing Document is being despatched to HTIL Shareholders in electronic format on CD-ROM on 20 April 2009. The Listing Document will also be made available on the Stock Exchange’s website at www.hkexnews.hk from 20 April 2009.

HTIL has prepared the Information Statement that contains information relating to the Proposed Spin-off and the HTHKH Group. The Information Statement will be available on HTIL’s website at www.htil.com from 20 April 2009.

The implementation of the Distribution, the Proposed Spin-off and the Introduction is subject to the Listing Committee granting approval for the Listing, failing which, the Distribution will not be made, the Proposed Spin-off will not be implemented and the Introduction will not occur. Accordingly, shareholders of HWL, HTIL Shareholders, HTIL ADS Holders and potential investors are reminded to exercise caution when dealing in the respective securities of HWL and HTIL.

This announcement is made pursuant to Listing Rule 13.09.

INTRODUCTION

Reference is made to the joint announcements of HWL and HTIL on 4 March 2009 and 14 April 2009 regarding the Proposed Spin-off, the Distribution and the Introduction (the “Announcements”). Terms defined in the Announcements shall have the same meanings when used herein unless the context otherwise requires or unless otherwise defined herein.

DESPATCH OF LISTING DOCUMENT

In connection with the Introduction, HTHKH has issued the Listing Document solely for the purpose of giving information with regard to the HTHKH Group. The Listing Document is being despatched to HTIL Shareholders in electronic format on CD-ROM on 20 April 2009. The Listing Document will also be made available on the Stock Exchange’s website at www.hkexnews.hk from 20 April 2009.

If HTIL Shareholders do not have access to a personal computer and are therefore unable to view the electronic format of the Listing Document or would prefer to have a printed copy of the Listing Document, they can request for a printed copy of the Listing Document by contacting Goldman Sachs (Asia) L.L.C., the sole sponsor of the Introduction, or HTHKH’s Hong Kong share registrar, Computershare Hong Kong Investor Services Limited. Printed copies of the Listing Document will be provided free of charge and will be available for collection, during normal business hours, at the office of Goldman Sachs (Asia) L.L.C. at 68/F Cheung Kong Center, 2 Queen’s Road Central, Hong Kong or the office of Computershare Hong Kong Investor Services Limited at Rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong from 20 April 2009 to 4 May 2009 (both days inclusive).

AVAILABILITY OF INFORMATION STATEMENT

HTIL has prepared the Information Statement that contains information relating to the Proposed Spin-off and the HTHKH Group. The Information Statement will be available on HTIL’s website at www.htil.com from 20 April 2009. HTIL Shareholders and HTIL ADS Holders may also request for printed copies of the Information Statement free of charge by contacting HTIL at 20/F, Hutchison Telecom Tower, 99 Cheung Fai Road, Tsing Yi, Hong Kong or by e-mail at htilir @htil.com.hk or by telephone at 852 2128 3145. Investors in the United States may direct requests for copies of the Information Statement to the HTIL ADS depositary, which is Citibank, N.A., at Shareholder Services, 250 Royall Street, Canton, Massachusetts 02021 or by e-mail at Citibank @shareholders-online.com or by telephone at 1-877-CITI-ADR (1-877-248-4237).

EXPECTED TIMETABLE

The expected timetable for the Proposed Spin-off, the Distribution and the Introduction is set out below:

2009(1)(2)

Last day of dealings in HTIL Shares on a cum entitlement basis	Friday, 24 April

First day of dealings in HTIL Shares on an ex entitlement basis	Monday, 27 April

Latest time for lodging transfers of the HTIL Shares cum entitlement to the HTHKH Shares pursuant to the Distribution at	4:30 p.m. on Tuesday, 28 April

Registers of members of HTIL close from	Wednesday, 29 April

Distribution Record Date	Thursday, 30 April

Registers of members of HTIL open on	Monday, 4 May

Share certificates of the HTHKH Shares to be despatched on(3)	Thursday, 7 May

Dealings in the HTHKH Shares on the Stock Exchange expected to commence at(3)	9:30 a.m. on Friday, 8 May

Notes:

(1)	All times refer to Hong Kong local time.

(2)

If the Listing Committee does not grant approval for the Listing on or prior to 30 June 2009, the Distribution will not be made and the Introduction will lapse. An announcement will be made on the next business day that the Distribution has not been made and the Introduction has lapsed. In addition, a separate announcement will be made if there is any revision to the above timetable.

(3)

The HTHKH Share certificates are expected to be despatched to HTIL Qualifying Shareholders (except for any HTIL Overseas Shareholders) on 7 May 2009 after the Stock Exchange grants its approval for the Listing, which is expected to be on the same day. In the event such Listing approval is not obtained on 7 May 2009, the HTHKH Share certificates will not be despatched on 7 May 2009 and dealings in the HTHKH Shares on the Stock Exchange will not commence on 8 May 2009. In such event, and before 9:00 a.m. on 8 May 2009, an announcement will be made of the above and of a revised timetable. Investors who trade in the HTHKH Shares prior to the receipt of the HTHKH Share certificates do so entirely at their own risk.

HTIL OVERSEAS SHAREHOLDERS

HTIL Overseas Shareholders (if any) will be entitled to the Distribution but will not receive the HTHKH Shares. Instead, they will receive a cash amount equal to the net proceeds of the sale by HTIL on their behalf of the HTHKH Shares to which they would otherwise be entitled pursuant to the Distribution after dealings in the HTHKH Shares commence on the Stock Exchange at the prevailing market price. The proceeds of such sale, net of expenses, will be paid to the relevant HTIL Overseas Shareholders in Hong Kong dollars.

GENERAL

The implementation of the Distribution, the Proposed Spin-off and the Introduction is subject to the Listing Committee granting approval for the Listing, failing which, the Distribution will not be made, the Proposed Spin-off will not be implemented and the Introduction will not occur. Accordingly, shareholders of HWL, HTIL Shareholders, HTIL ADS Holders and potential investors are reminded to exercise caution when dealing in the respective securities of HWL and HTIL.

DEFINITIONS

In this announcement, unless the context otherwise requires, the following expressions have the following meanings:

“HTHKH Shares”	ordinary shares in the capital of HTHKH with a par value of HK$0.25 each

“HTIL Overseas Shareholders”

HTIL Shareholders whose registered addresses on either of the registers of members of HTIL are in jurisdictions outside Hong Kong on the Distribution Record Date and in relation to whom the applicable laws, rules or regulations require additional registrations or compliance with other procedures before the Distribution may be effected in relation to such HTIL Shareholders, which HTIL determines to be unduly burdensome or onerous on it, or in relation to whom HTIL determines, in its sole discretion, that there are other difficulties in effecting the Distribution; by reference to the registers of members of HTIL as at 14 April 2009, such jurisdictions shall exclude the United Kingdom and the British Virgin Islands

“Information Statement”	the information statement issued by HTIL on 20 April 2009 containing information relating to the Proposed Spin-off and the HTHKH Group, and to which the Listing Document is attached

“Listing Document”

the listing document issued by HTHKH on 20 April 2009 in connection with the Introduction, a copy of which in electronic format on CD-ROM is being sent to HTIL Shareholders for information purposes only

For the purpose of this announcement, and unless otherwise specified, references to times of day are to Hong Kong.

By Order of the Board HUTCHISON WHAMPOA LIMITED	By Order of the Board HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED

Edith Shih Company Secretary	Edith Shih Company Secretary

Hong Kong, 20 April 2009

As at the date of this announcement, the directors of HWL are:

Executive Directors:

Mr. LI Ka-shing (Chairman)

Mr. LI Tzar Kuoi, Victor (Deputy Chairman)

Mr. FOK Kin-ning, Canning

Mrs. CHOW WOO Mo Fong, Susan

Mr. Frank John SIXT

Mr. LAI Kai Ming, Dominic

Mr. KAM Hing Lam

Independent Non-executive Directors: The Hon. Sir Michael David KADOORIE Mr. Holger KLUGE Mr. OR Ching Fai, Raymond Mr. WONG Chung Hin

Non-executive Directors: Mr. George Colin MAGNUS Mr. William SHURNIAK	Alternate Director: Mr. William Elkin MOCATTA (Alternate to The Hon. Sir Michael David Kadoorie)

As at the date of this announcement, the directors of HTIL are:

Executive Directors: Mr. LUI Dennis Pok Man Mr. Christopher John FOLL Mr. CHAN Ting Yu (also Alternate to Mr. Lui Dennis Pok Man) Mr. WONG King Fai, Peter	Independent Non-executive Directors: Mr. KWAN Kai Cheong Mr. John W. STANTON Mr. Kevin WESTLEY

Non-Executive Directors: Mr. FOK Kin-ning, Canning (Chairman) Mrs. CHOW WOO Mo Fong, Susan (also Alternate to Mr. Fok Kin-ning, Canning and Mr. Frank John Sixt) Mr. Frank John SIXT	Alternate Directors: Mr. WOO Chiu Man, Cliff (Alternate to Mr. Christopher John Foll) Mr. MA Lai Chee, Gerald (Alternate to Mr. Wong King Fai, Peter)